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EXHIBIT 11.1


                               TRITEAL CORPORATION
         STATEMENT REGARDING CALCULATION OF NET INCOME (LOSS) PER SHARE

                                                                           Three Months Ended
                                                                                June 30,
                                                                   ----------------------------------
                                                                         1997                 1996
                                                                   ----------------------------------
                                                                     (Amounts in thousands, except per
                                                                                share data)
   Net income (loss) ..........................................        $   223                $ (990)
                                                                       =======                ======

    Average common shares outstanding .........................         10,839                 3,493
    Adjustments to reflect requirements of the Securities and
      Exchange Commission
       (Effect of SAB 83) .....................................             --                 2,492
    Effect of assumed conversion of Series A convertible
      preferred shares from date of issuance ..................
                                                                            --                   727
   Common equivalent shares from outstanding stock options and
      warrants (1) ............................................          1,013                    --
                                                                       -------                ------
   Adjusted shares outstanding  ...............................         11,852                 6,712
                                                                       =======                ======

    Net income (loss)  per share (2)...........................        $   .02                $ (.15)
                                                                       =======                ======

(1) Common equivalent shares are excluded from the computation for loss periods, as their effect is antidulitive, except that, pursuant to SAB 83, common shares and common equivalent shares issued during the 12 months prior to the Company's June 1996 initial public offering have been included in the calculation as outstanding for all periods prior to the initial public offering.

(2) Fully diluted net income per share for the three months ended June 30, 1997 has not been presented because the effect is not material.